Exhibit 99.1

Plug Power to Partner with Fortescue Future Industries to Manufacture Electrolyzer Technology in Australia

* * *

LATHAM, N.Y., and EAST PERTH, AUSTRALIA, October 14, 2021 (GLOBE NEWSWIRE) -- Plug Power Inc. (NASDAQ: PLUG), a leading provider of turnkey hydrogen solutions for the global green hydrogen economy, and Fortescue Future Industries Pty Ltd (FFI) today signed a letter of intent for a 50-50 joint venture to build a Gigafactory in Queensland, Australia.

As part of the agreement, the two organizations intend to build a two gigawatt factory to produce large-scale proton exchange membrane (PEM) electrolyzers, with the ability to expand into fuel cell systems and other hydrogen-related refueling and storage infrastructure in the future. Plug Power will supply the electrolyzer and fuel cell technology and FFI will contribute advanced manufacturing capabilities. FFI will be the primary customer of the products manufactured by the joint venture, enabling its ambitions in decarbonizing its operations with stationary power and mobility applications running on green hydrogen.

“We need solar panels, wind towers, and electrolyzers in such scale that we need to produce them where we use them – including in Australia. We have enough solar and wind in Australia to power many countries of the world. Working together with Plug Power, we can create this future,” said Julie Shuttleworth, CEO of Fortescue Future Industries.

Under the agreement, FFI will also purchase 250 megawatts of Plug Power’s electrolyzer solutions, used to create hydrogen and oxygen from water, for its Australian projects. Plug Power will supply these from its Gigafactory in Rochester, N.Y. Delivery is planned for the second half of 2022.

“Australia and New Zealand will be a big market opportunity for our green hydrogen ecosystem of electrolyzers, fuel cells, and green hydrogen,” said Plug Power President and CEO Andy Marsh. “This year, we will do megawatts of deployment in these markets, and gigawatts in the coming years.”

“Hydrogen fuel cells and electrolyzers have a great future as the world reduces emissions. Green energy, green hydrogen, green ammonia and fuel cells powered by green hydrogen are all essential to support a planet with a high standard of living that will last forever,” added Shuttleworth.

Both companies will fund the joint venture equally and will have equal representation on the board of the joint venture. The above commitments are subject to the parties’ mutual agreement on the relevant terms and conditions.

Learn more about how Plug Power and FFI are building out a green hydrogen ecosystem together. Tune into the Plug Symposium today, October 14, 2021, to hear from Fortescue’s Chairman, Dr. Andrew Forrest, at www.plugsymposium.com.

About Plug Power

Plug Power is building the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell turnkey solutions. The Company’s innovative technology powers electric motors with hydrogen fuel cells amid an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy security, while meeting sustainability goals. Plug Power created the first commercially viable market for hydrogen fuel cell technology. As a result, the Company has deployed over 50,000 fuel cell systems for e-mobility, more than anyone else in the world, and has become the largest buyer of liquid hydrogen, having built and operated a hydrogen highway across North America. Plug Power delivers a significant value proposition to end-customers, including meaningful environmental benefits, efficiency gains, fast fueling, and lower operational costs. Plug Power’s vertically-integrated GenKey solution ties together all critical elements to power, fuel, and provide service to customers such as Amazon, BMW, The Southern Company, Carrefour, and Walmart. The Company is now leveraging its know-how, modular product architecture and foundational customers to rapidly expand into other key markets including zero-emission on-road vehicles, robotics, and data centers. Learn more at www.plugpower.com.

About Fortescue Future Industries (FFI)

FFI is the 100 per cent renewable green energy and industry company of Fortescue Metals Group Limited (Fortescue). FFI is establishing a global portfolio of renewable green hydrogen and green ammonia operations that will position FFI at the forefront of a global renewable hydrogen industry.

FFI will leverage Fortescue’s world leading track record of innovation and development of large-scale integrated infrastructure assets in order to deliver FFI’s vision of green hydrogen becoming the most globally traded seaborne energy commodity in the world, with an initial plan to produce 15 million tonnes per annum of green hydrogen by 2030.

FFI’s vision is further supported by Fortescue’s commitment to lead the heavy industry battle against global warming, and in March 2021, Fortescue announced an industry leading target to achieve carbon neutrality by 2030. FFI is a key enabler of achieving this target through the development of its green electricity, green hydrogen, green ammonia and other green industrial projects.

Plug Power Safe Harbor Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc.(“PLUG”), including but not limited to statements about PLUG’s expectations regarding the planned joint venture with FFI, which may or may not be consummated on the timeframe contemplated in the letter of intent or at all; the scope and terms of the joint venture, including the timing of the delivery of electrolyzer solutions; and expectations regarding market opportunities for hydrogen fuel cells, electrolyzers and green hydrogen in Australia and New Zealand. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of PLUG in general, see PLUG’s public filings with the Securities and Exchange Commission, including the “Risk Factors” section of PLUG’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Plug Power Media Contact

Caitlin Coffee

Allison + Partners

plugPR@allisonpr.com

SOURCE: PLUG POWER

# # #